EXHIBIT 5


        [ "LETTERHEAD OF GERSTEN, SAVAGE, KAPLOWITZ & CURTIN, LLP" ]



                                           September 29, 1995

ACTV, Inc.
1270 Avenue of the Americas
New York, New York 10020

Gentlemen:

          You have requested our opinion, as counsel for ACTV, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8/S-3 (the "Registration
Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

          The Registration Statement relates to the registration of 100,000 shares of Common Stock, par value $.10 per share ("Common
Stock"), of the Company.

          We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. We have relied upon representations of officers of
the Company as to matters of fact.    It is our opinion that,
assuming the accuracy of the foregoing and due compliance with the Act, 20,000 shares of Common Stock, when issued and delivered, were legally issued and are fully paid and non-assessabie and 80,000 shares of Common Stock, when issued and delivered, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.
In so doing, we do not admit that we are in the category of persons whose consent is required under Section 3 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  Very truly yours,


                                    /s/ GERSTEN, SAVAGE, KAPLOWITZ & CURTIN
                                   -----------------------------------------
                                   GERSTEN, SAVAGE, KAPLOWITZ
                                      & CURTIN, LLP